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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


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                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of Earliest Event Reported): June 21, 1998



                            STERLING SOFTWARE, INC.
             (Exact Name of Registrant as Specified in its Charter)



   Delaware                         1-8465                       75-1873956
  (State of                      (Commission                   (IRS Employer
Incorporation)                   File Number)                Identification No.)

                300 Crescent Court, Suite 1200
                       Dallas, Texas                         75201
           (Address of Principal Executive Offices)        (Zip Code)


      Registrant's telephone number, including area code:  (214) 981-1000


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ITEM 5.  Other Events.


                              RECENT DEVELOPMENTS

     On June 21, 1998, Sterling Software, Inc. (the "Company"), Sterling Software (Southern), Inc., a Georgia corporation and a wholly owned subsidiary of the Company ("Merger Sub"), and Synon Corporation, a Delaware corporation ("Synon"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), providing for the merger (the "Merger") of Synon with and into Merger Sub (the "Merger"), with Merger Sub continuing as the surviving corporation and remaining a wholly owned subsidiary of the Company.

     Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), (i) each share of Common Stock, Series A Preferred Stock and Series E Preferred Stock of Synon issued and outstanding immediately before the Effective Time would be converted into the right to receive 0.14357 shares of Common Stock, par value $.10 per share ("Sterling Software Common Stock"), of the Company, and (ii) each share of Series D Preferred Stock of Synon issued and outstanding immediately prior to the Effective Time would be converted into the right to receive 0.27149 shares of Sterling Software Common Stock.

     Pursuant to the Merger Agreement, at the Effective Time, each then-outstanding option (a "Synon Option") to purchase shares of Common Stock of Synon ("Synon Common Stock") under Synon's 1990 Stock Option Plan and Synon's Executive Share Option Scheme will be assumed by the Company and will constitute an option to purchase a number of shares of Sterling Software Common Stock (rounded down to the nearest whole share) determined by multiplying (i) the number of shares of Synon Common Stock subject to such Synon Option immediately prior to the Effective Time by (ii) 0.14357 (the "Option Conversion Factor"), at an exercise price per share of Sterling Software Common Stock (increased to the nearest whole cent) equal to (i) the exercise per share of Synon Common Stock subject to such Synon Option divided by (ii) the Option Conversion Factor.

     Approximately 2,979,000 shares of Sterling Software Common Stock (inclusive of shares issuable upon the exercise of Synon Options as described above) would be issued in connection with the Merger.

     The obligations of the parties to the Merger Agreement to consummate the Merger are conditioned upon, among other things: (i) adoption of the Merger Agreement by the requisite vote of Synon's stockholders; (ii) the absence of any order or injunction that prohibits the consummation of the Merger; (iii) the shares of Sterling Software Common Stock to be issued in connection with the Merger having been authorized for listing on the New York Stock Exchange, upon official notice of issuance; (iv) the waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been earlier terminated; (v) the receipt of certain opinions of counsel to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization; and (vi) the receipt of certain letters from independent public accountants relating to the treatment of the Merger as a pooling of interests transaction for accounting purposes.

     In connection with the execution and delivery of the Merger Agreement, the Company entered into Stockholder Agreements (the "Stockholder Agreements") with certain stockholders of Synon (the "Principal Stockholders"), pursuant to which each Principal Stockholder has, among other matters included therein, agreed to vote all shares of capital stock of Synon owned by such Principal Stockholder in favor of the adoption of the Merger Agreement. Based upon representations of Synon and the Principal Stockholders contained in the Merger Agreement and the Stockholder Agreements, respectively, the Principal Stockholders beneficially own, in the aggregate, (i) 63% of the outstanding shares of Synon

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Common Stock, (ii) 100% of the outstanding shares of Synon Series A Preferred
Stock, (iii) 100% of the outstanding shares of Synon Series D Preferred Stock, and (iv) 100% of the outstanding shares of Synon Series E Preferred Stock. Under the applicable provisions of the Delaware General Corporation Law and Synon's certificate of incorporation, the affirmative vote of the holders of the shares of Synon capital stock beneficially owned by the Principal Stockholders, in the aggregate, would be sufficient for the adoption of the Merger Agreement by Synon's stockholders.

     A copy of the Merger Agreement is filed as Exhibit 2.1 hereto, and copies of the Stockholder Agreements are filed as Exhibits 10.1 and 10.2 hereto. All of such documents are incorporated herein by this reference.

     On June 22, 1998, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is filed as
Exhibit 99.1 hereto and is incorporated herein by this reference.


ITEM 7.  Exhibits.

     Exhibit
     Number    Exhibit
     ------    -------

     2.1 Agreement and Plan of Merger, dated June 20, 1998, among the Company, Merger Sub and Synon.

     10.1 Stockholder Agreement, dated June 20, 1998, among the Company and certain Principal Stockholders.

     10.2 Stockholder Agreement, dated June 20, 1998, between the Company and International Business Machines Corporation.

     99.1      Press release, dated June 22, 1998, issued by the Company.

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              STERLING SOFTWARE, INC.



                              By:   /s/  Don J. McDermett, Jr.
                                  ------------------------------------------
                                  DON J. McDERMETT, JR.
                                  Senior Vice President and General Counsel


June 23, 1998

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                               INDEX TO EXHIBITS
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Exhibit
Number   Exhibit
-------  -------

  2.1 Agreement and Plan of Merger, dated June 20, 1998, among the Company, Merger Sub and Synon.

 10.1 Stockholder Agreement, dated June 20, 1998, among the Company and certain Principal Stockholders.

 10.2 Stockholder Agreement, dated June 20, 1998, between the Company and International Business Machines Corporation.

 99.1    Press release, dated June 22, 1998, issued by the Company.